UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	September 22, 2011

Multimedia Games Holding Company, Inc.
(Exact name of Registrant as Specified in its Charter)

000-28318
(Commission File Number)

Texas	74-2611034
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

206 Wild Basin Road South, Bldg. B, Suite 400, Austin, Texas	78746
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 334-7500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal Year 2012 Executive Cash Incentive Plan.

On September 22, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Multimedia Games Holding Company, Inc. (the “Company”) approved an Executive Cash Incentive Plan exclusively for 2012 (the “Incentive Plan”) in order to incentivize management to build shareholder value by achieving Company operating goals.  The Incentive Plan implements the target and stretch bonus structure set forth in respective employment agreements of Patrick Ramsey, President and Chief Executive Officer, Adam Chibib, Chief Financial Officer, Mick Roemer, Senior Vice President of Sales, and Joaquin Aviles, Vice President of Technology (each, an “Officer”), and as previously filed for the Company’s named executive officers.

The Incentive Plan is comprised of two possible components, a target payment and a stretch payment.  The target payment is also comprised of two components, the first of which represents two-thirds of the potential target payment and is based on quarterly operating goals and the second of which represents one-third of the potential target payment and is the based on individual goals for each Officer.  For the first component of the target payment, if the Company’s quarterly operating goals are met for each of net income (loss), revenue and product performance/development, the Officers shall be entitled to receive two-thirds of the target bonus pursuant to their respective employment agreements.  The target payment will be adjusted ratably based on the Company’s relative achievement of the revenue and product performance/development goals, but in no event shall any target payment be paid if the Company fails to meet the net income operating goal.

For the stretch payment, if the Company exceeds the established net income goal, post accrual, the Officers shall be entitled to receive an additional amount based on the Company meeting or exceeding a minimum level of stock appreciation from September 30, 2011 to September 28, 2012, based on a twenty trading day period ending on the close of business on the last day of each fiscal year.

The incentive payment for each of the Officers is payable after fiscal year-end and after confirmation of achieved operating goals by the Committee.  The Committee retains the discretion to modify or adjust operating goals, financial targets and bonus objectives based on its business judgment.

Partial Unwinding of Option Grant to Patrick Ramsey

As previously reported, effective September 19, 2010, Mr. Ramsey was granted an option to purchase 700,000 shares of the Company’s common stock in connection with his amended and restated employment agreement as of such date.  This option grant inadvertently exceeded the maximum grant permitted under the Company’s Consolidated Equity Incentive Plan by approximately 120,000 shares. As a result, on September 22, 2011, the Committee approved a cash payment of $242,832 to Mr. Ramsey in order to compensate Mr. Ramsey for the unwinding of the grant of an option for 120,000 shares, which represents the Black-Scholes value of such shares on the date of grant.  Mr. Ramsey’s total grant as of September 19, 2010 is 580,000 shares, which is below the maximum grant permitted under the plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTIMEDIA GAMES HOLDING COMPANY, INC.

Dated: September 26, 2011	By:	/s/ Uri L. Clinton
Uri L. Clinton
Senior Vice President, General Counsel and Corporate Secretary